Exhibit 10.01

Conn’s, Inc.
3295 College Street
Beaumont, Texas 77701

February 27, 2011

Timothy L. Frank
5010 Eaheart Circle
Beaumont, Texas 77706

Re:           Your Resignation as Chief Executive Officer and President

Dear Tim:

This letter agreement (the “Agreement”) is intended to confirm the details of your resignation as Chief Executive Officer and President of Conn’s, Inc. and all of its subsidiaries, affiliates, and related entities (referred to collectively as the “Company,” “we,” or “our”).  In consideration of the promises and conditions set forth below, and intending to be legally bound, you and the Company agree as follows:

1.             Resignation; Continued Employment:  (a) You agree to resign as an officer and director of the Company effective February 27, 2011 (your “Resignation Date”).

(b)           You will continue to be employed by the Company in a non-executive capacity on an at-will basis.  You agree to assist the Company in the orderly transition of your responsibilities, and to perform other services as reasonably requested by the Company.

2.             Return of Company Property:  At any time upon request by the Company, you agree that you will return to the Company all Company property, including without limitation, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and that you will not retain any copies, duplicates, reproductions or excerpts thereof.

3.             Compensation and Benefits:  Provided you (a) sign this Agreement, (b) comply with the terms of this Agreement, including without limitation, assisting the Company with its transition, and (c) do not resign your employment, or are not terminated by the Company for cause prior to February 27, 2013, the Company will provide you with the following compensation and other benefits:

Timothy L. Frank

(i)             Your annualized salary for the 12 months following your Resignation Date will be $450,000.00 (less applicable withholding) paid in accordance with the Company’s standard payroll practices; and

(ii)            Your annualize salary for the 12 months following the first anniversary of your Resignation Date will be $18,000.00 (less applicable withholding) paid in accordance with the Company’s standard payroll practices; and

(iii)           Notwithstanding any limitations regarding eligibility contained in the Company’s employee welfare benefit programs (medical, dental, vision, and other insurance programs available to the Company’s employees), you will be allowed to continue participation in those benefit programs for up to 24 months following your Resignation Date.  During this time, the Company will contribute towards the cost of your coverage at the same level that applies to active employees of the Company.  The Company’s contributions will be imputed to you as taxable income.  Your monthly contribution towards the cost of your coverage will be deducted from the payments referenced in (i) and (ii) above on an after-tax basis.

You acknowledge that the compensation and benefits stated above include compensation and/or benefits in addition to what you would otherwise be entitled to receive.  You authorize the Company to deduct from the amounts set forth in this Paragraph 3 amounts, if any, owed by you to the Company for personal expenditures charged to the Company or other amounts that you have agreed to pay to or are contractually obligated to pay the Company.

If you accept an offer of employment or to provide other services to a competitor of the Company at any time following the effective date of this Agreement and ending 24 months following your Resignation Date, you will forfeit your right to any payments under this Paragraph 3 and must repay to the Company any amounts previously paid to you under this Paragraph 3 within 5 business days following the date you accept employment or are engaged to provide other services to a competitor.  For purposes of this paragraph, a competitor of the Company is defined as (y) hhgregg, Inc., and any of hhgregg, Inc.’s subsidiaries or affiliates, and (z) any retailer that markets appliances, consumer electronics, lawn and garden products, furniture, or mattresses in any Metropolitan Statistical Area where the Company maintains a retail store.  You must notify the Company immediately if you accept an offer or employment or to provide services to any entity that could be considered a competitor of the Company.

4.             Cooperation: You agree that, upon reasonable notice, you will make yourself available to the Company regarding any inquiry associated with any internal investigation or administrative, regulatory, or judicial proceeding.  You understand and agree that your cooperation may include, but is not limited to, making yourself available upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, meeting with the Company and/or its attorneys, and providing the Company with pertinent information and/or relevant documents which are in, or may come into, your possession.  You further agree that any communications to or by you, whether written, verbal, or electronic, regarding any dispute or litigation in which the Company is involved or may become involved with a third party or parties will require you to give notice to the Company and may not take place outside of the attendance and/or participation by Company counsel or the Company’s Corporate Counsel.

Timothy L. Frank

5.             Waiver and Release:  (a) In exchange for the special separation benefits promised to you in this Agreement, and as a material inducement for that promise, you hereby WAIVE, RELEASE and FOREVER DISCHARGE the Company and/or related persons from any and all claims, demands, causes of action, attorneys fees, rights and liabilities of every kind (whether or not you now know them to exist) which you ever had, now have or may have against the Company and/or related persons for any reason any matter, cause or thing whatsoever, through the date you sign this Agreement including but not limited to, claims arising out of or related to your employment with the Company.  This WAIVER and RELEASE includes, but is not limited to, any claim for unlawful discrimination under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990, 42 U.S.C. § 1981; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Equal Pay Act; and any claim under any other federal, state or local constitution, statute, rule, regulation or ordinance relating to your employment, or for breach of contract, wrongful discharge, tort or other civil wrong.  To the fullest extent permitted by law, you PROMISE NOT TO SUE or bring any lawsuit related to the claims you are waiving by this Agreement against the Company and/or related persons in the future, individually or as a member of a class.  You will immediately withdraw with prejudice any such lawsuit that you have initiated before the Effective Date of this Agreement.  You acknowledge that although this provision prohibits you from filing or maintaining a lawsuit concerning claims covered by this Agreement, it does not prohibit you from lodging a charge or complaint with any governmental agency or participating in a governmental agency investigation.  Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

(b)           If you violate this Agreement by bringing or maintaining a lawsuit contrary to this Paragraph 5, you will pay all costs and expenses of the Company and/or related persons in defending against such charges, claims or actions brought by you or on your behalf, including reasonable attorney’s fees, and will be required to give back, at the Company’s sole discretion, the value of anything paid by the Company in exchange for this Agreement.  Any such action permitted to the Company by this paragraph, however, will not affect or impair any of your obligations under this Agreement, including without limitation, the release of claims in Paragraph 5(a).

(c)           As referred to in this Agreement, “the Company and/or related persons” includes the Company, its parents, subsidiaries, affiliates and divisions, any employee benefit plan or trust sponsored by the Company, its parents, subsidiaries, affiliates and divisions, any fiduciaries or administrative personnel involved with those employee benefit plans, the respective successors and assigns of all the aforementioned individuals and entities, and all of their past and present directors, officers, representatives, shareholders, agents, employees, whether as individuals or in their official capacity, and the respective heirs and personal representatives of any of them.

(d)           This Agreement and your promise not to sue are binding on you, your heirs, legal representatives and assigns.

(e)           You do not waive any rights to vested benefits under the Company’s retirement plans or any rights under applicable Workers’ Compensation laws.

6.             Employee Review:  You acknowledge that you have read this Agreement in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance.

Timothy L. Frank

7.             Non-disparagement:  You will not disparage, denigrate or defame the Company and/or related persons, or any of their business products or services.

8.             Liability Insurance and Indemnification:  You will continue to be indemnified against personal liability to the extent that it involves actions taken by you while actively employed by the Company and further taken in good faith on behalf of the Company to the extent provided in the bylaws, benefit programs, fiduciary liability insurance policies, and any other policy held by, adopted, or sponsored by the Company covering former officers of the Company.

9.             Entire Agreement:  Unless otherwise stated herein, this Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter in this Agreement.  Prior agreements between the parties concerning confidentiality, non-disclosure, non-competition and non-solicitation will, however, remain in full force and effect to the extent that the agreements protect confidentiality, prohibit specific disclosures, prohibit competition and/or restrict solicitation of Company employees.

10.           No Solicitation of Company Employees:  You agree that for two years following the effective date of this Agreement, you will not, directly or indirectly, solicit any employee of the Company to leave their employment with the Company nor will you otherwise participate in or assist any such solicitation by any other person or entity.

11.           Confidential and Proprietary Information:  You agree that you will not at any time, except as required by law, disclose to anyone any confidential and proprietary information of the Company or utilize such confidential and proprietary information for your own benefit or for the benefit of third parties.  The term “confidential and proprietary information” as used in this Agreement means (a) confidential and proprietary information of the Company, including without limitation, information received from third parties under confidential conditions, and (b) other technical, business or financial information or trade secrets or proprietary information (including, but not limited to, information relating to customers, pricing, costs, employees, legal affairs, business plans, technology services, data and information, financial matters and any other information of economic value to the Company that is not in the public domain).

12.           Attorney-Client Privilege:  Nothing in this Agreement may be construed as a waiver of attorney-client privilege by the Company.

13.           No Other Assurances:  You acknowledge that in deciding to sign this Agreement you have not relied on any promises or commitments, whether spoken or in writing, made to you by any Company representative, except for those expressly stated in this Agreement.  This Agreement constitutes the entire understanding and agreement between you and the Company, and replaces and cancels all previous agreements and commitments, whether spoken or written, in connection with the matters described.

14.           Binding Effect:  This Agreement will be binding on you and your heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of their heirs, administrators, representatives, executors, successors, and assigns.

15.           Governing Law and Jurisdiction; Waiver of Jury Trial:  This Agreement will be governed by and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of law principles. Any action arising out of or relating to this Agreement must be brought and prosecuted only in Beaumont, Texas.  The Parties agree to waive any right they may have to a jury trial in any action arising out of or relating to this Agreement.

Timothy L. Frank

16.           Modification in Writing:  This Agreement cannot be changed or modified except by written agreement signed by both you and a Company authorized representative.

17.           No Admission of Liability:  This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company and/or related persons, or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce its terms.

18.           Counterparts:  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Photographic and fax copies of such signed counterparts may be used in lieu of the originals of this Agreement for any purpose.

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I have read this AGREEMENT AND GENERAL RELEASE and I understand all of its terms. I enter into and sign this AGREEMENT AND GENERAL RELEASE knowingly and voluntarily, with full knowledge of what it means.

CONN’S, INC.

By:	/s/ Theodore M. Wright
Theodore M. Wright,
Chairman of the Board

/s/ Timothy L. Frank
Timothy L. Frank
Date:	February 27, 2011